 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 22, 2024, except for the effect of revisions of previously issued financial statements as described in Note 2, and updated Note 10 and Note 16 as to which the date is April 17, 2025, with respect to the consolidated financial statements of Blue-Touch Holdings Group Co., Ltd. for the year ended December 31, 2023 on Amendment No. 13 of Form F-1 filed with the Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ TPS Thayer, LLC

Sugar Land, Texas

April 17, 2025